EXHIBIT 99.1

Woodward Reports Fiscal 2014 Results and Fiscal 2015 Outlook

FORT COLLINS, Colo., Nov. 10, 2014 (GLOBE NEWSWIRE) -- Woodward, Inc. (Nasdaq:WWD) today reported financial results for its 2014 fiscal year and fourth quarter. (All per share amounts are presented on a fully diluted basis.)

Fiscal 2014 Highlights and 2015 Outlook

  Record net sales for fiscal year 2014 were $2.00 billion, compared to $1.94 billion in the prior year. Net sales for the fourth quarter of 2014 were $565 million, compared to $558 million in the fourth quarter of last year.

  Record earnings per share were $2.45 for the year, compared to $2.10 for the prior year. Earnings per share were $0.77 in the fourth quarter of 2014, compared to $0.76 in the fourth quarter of last year.

  Operating cash flow1 for the fiscal year was $268 million, an increase of approximately $45 million from the prior year. Free cash flow2 was $61 million for fiscal 2014, compared to $81 million for fiscal 2013, including $66 million of increased capital expenditures.

  Outlook - Net sales for fiscal 2015 are expected to be in the range of $2.05 to $2.15 billion and earnings per share between $2.65 and $2.90 per share.

"We delivered solid results for the quarter and fiscal year in spite of lingering global volatility," said Thomas A. Gendron, Chairman and Chief Executive Officer. "While sales were up slightly for the full year, earnings per share increased 17 percent, demonstrating our execution of lean and cost control initiatives."

Full Year Company Results

Net sales for fiscal year 2014 were $2.00 billion, an increase of 3 percent from $1.94 billion last year. Organic sales3 were $1.97 billion for 2014. Net earnings for 2014 were $165.8 million, compared to $145.9 million in the same period last year. Earnings per share for 2014 were $2.45 per share, compared to $2.10 per share in the same period last year, an increase of 17 percent.

Fiscal year 2014 EBIT2 was $249.8 million, compared to $226.0 million in the same period of the prior year.

Fourth Quarter Company Results

Net sales for the fiscal 2014 fourth quarter were $565.4 million, compared to $558.4 million for the 2013 fourth quarter, primarily the result of higher aerospace sales, partially offset by slightly lower energy sales.

EBIT was $79.6 million for the fourth quarter of 2014, compared to $81.6 million for the fourth quarter of 2013. The decrease in EBIT primarily reflected the impact of higher variable compensation and research and development costs, partially offset by favorable foreign currency exchange impacts and manufacturing margin improvements.

Net earnings for the 2014 fourth quarter were $51.7 million, or $0.77 per share, compared to $52.5 million, or $0.76 per share in the 2013 fourth quarter.

Segment Results

Aerospace

Aerospace net sales for the fourth quarter of fiscal 2014 were $318.2 million, an increase of 4 percent from $307.4 million for the fourth quarter a year ago. Segment earnings for the fourth quarter of 2014 were $57.0 million, compared to $54.4 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 17.9 percent in the quarter, compared to 17.7 percent in the same quarter of the prior year.

The sales increase for the quarter was due to higher sales in both commercial and defense markets. Segment earnings were favorably impacted by improved manufacturing margins and higher sales volume, partially offset by increased variable compensation and research and development expenses.

Energy

Energy net sales for the fourth quarter of 2014 were $247.2 million, a decrease of 2 percent from $251.0 million in last year's fourth quarter. Segment earnings for the fourth quarter of 2014 were $35.1 million, compared to $38.4 million for last year's fourth quarter. Segment earnings as a percent of segment net sales were 14.2 percent this quarter, compared to 15.3 percent in the same quarter of the prior year.

Segment sales for the quarter were unfavorably impacted by lower sales of natural gas bus and truck systems and other reciprocating diesel engine systems, partially offset by improved wind turbine converter sales, heavy frame turbine systems and compressor controls sales. The decrease in segment earnings was primarily the result of higher research and development costs and variable compensation costs, partially offset by favorable impacts of foreign currency exchange and continuing operational improvements.

Nonsegment

Nonsegment expenses totaled $12.5 million for the fourth quarter of 2014, compared to $11.1 million for the same quarter last year, primarily reflecting higher variable compensation expense. Nonsegment expenses were 2.2 percent of consolidated net sales for the fourth quarter of 2014, compared to 2.0 percent of consolidated net sales for the same quarter of the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities was $268.1 million for fiscal 2014, compared to $222.6 million for fiscal 2013, primarily the result of improved earnings and working capital management. Free cash flow was $61.0 million for fiscal 2014, compared to $81.0 million for fiscal 2013. Payments for property, plant, and equipment for fiscal 2014 were $207.1 million, compared with $141.6 million for fiscal 2013.

Total debt was $710.0 million at September 30, 2014, compared to $550.0 million at September 30, 2013. The ratio of debt to debt-plus-equity was 37.9 percent at September 30, 2014, compared to 32.5 percent at September 30, 2013.

The effective tax rate for fiscal 2014 was 27.0 percent, consistent with the prior year.

Outlook

"Our outlook for fiscal 2015 reflects an improvement in many of our markets, tempered by uncertainty in others as a result of slow economic recovery and global instability. Our focus will remain on the successful execution of new program launches and on completion of the related new facilities. We expect earnings leverage to improve through lean initiatives and cost control," said Mr. Gendron. "We anticipate sales for fiscal 2015 to be in the range of $2.05 to $2.15 billion and earnings per share to be between $2.65 and $2.90 per share."

1Operating Cash Flow: Net cash provided by operating activities.

2Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

3Organic sales: Defined as net sales excluding first quarter fiscal year 2014 sales of the Duarte business, which was acquired on December 28, 2012. Due to the timing of the acquisition, Duarte business results were not included in the first quarter of fiscal year 2013.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 10, 2014 to provide an overview of the financial performance for the fourth quarter and fiscal year 2014, business highlights, and outlook for fiscal 2015. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-793-1340 (domestic) or 1-703-639-1311 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1646127. An audio replay will be available by telephone from 7:30 p.m. EST on November 10, 2014 until 11:59 p.m. EST on November 24, 2014. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1646127.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; the global economic uncertainty and instability in the financial markets; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements and ability to operate its business, pursue its business strategies and incur additional debt in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; changes in government spending patterns and/or priorities; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax and legal matters; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; information systems interruptions or intrusions; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2014 which we expect to file shortly.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2014	2013	2014	2013

Net sales	$ 565,447	$ 558,365	$ 2,001,240	$ 1,935,976
Costs and expenses:
Cost of goods sold	397,774	389,116	1,425,839	1,376,271
Selling, general, and administrative expenses	42,260	47,726	155,339	168,097
Research and development costs	37,786	30,745	138,005	130,250
Amortization of intangible assets	8,082	9,730	33,580	36,979
Interest expense	4,585	6,507	22,804	26,703
Interest income	(82)	(68)	(271)	(273)
Other (income) expense, net	(34)	(592)	(1,300)	(1,622)
Total costs and expenses	490,371	483,164	1,773,996	1,736,405
Earnings before income taxes	75,076	75,201	227,244	199,571
Income taxes	23,414	22,736	61,400	53,629
Net earnings	$ 51,662	$ 52,465	$ 165,844	$ 145,942

Earnings per share amounts:
Basic earnings per share	$ 0.79	$ 0.77	$ 2.50	$ 2.13
Diluted earnings per share	$ 0.77	$ 0.76	$ 2.45	$ 2.10
Weighted average common shares outstanding:
Basic	65,528	68,056	66,432	68,392
Diluted	66,979	69,288	67,776	69,602
Cash dividends per share paid to Woodward common stockholders	$ 0.08	$ 0.08	$ 0.32	$ 0.32

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
(Unaudited - in thousands)	2014	2013*

Assets
Current assets:
Cash and cash equivalents	$ 115,287	$ 48,556
Accounts receivable	346,858	381,065
Inventories	451,944	431,744
Income taxes receivable	6,574	14,071
Deferred income tax assets	40,774	43,027
Other current assets	47,207	38,650
Total current assets	1,008,644	957,113
Property, plant, and equipment – net	513,279	350,048
Goodwill	559,724	561,458
Intangible assets – net	254,772	288,775
Deferred income tax assets	6,292	13,926
Other assets	54,491	47,198
Total assets	$ 2,397,202	$ 2,218,518

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$ --	$ 100,000
Accounts payable	160,683	145,541
Income taxes payable	6,130	7,848
Deferred income tax liabilities	472	800
Accrued liabilities	172,731	161,741
Total current liabilities	340,016	415,930
Long-term debt, less current portion	710,000	450,000
Deferred income tax liabilities	85,031	104,533
Other liabilities	101,211	105,510
Total liabilities	1,236,258	1,075,973
Stockholders' equity	1,160,944	1,142,545
Total liabilities and stockholders' equity	$ 2,397,202	$ 2,218,518
*In connection with the Duarte business acquisition, retrospectively adjusted for purchase accounting adjustments

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	September 30,
(Unaudited - in thousands)	2014	2013
Net cash provided by operating activities	$ 268,083	$ 222,592

Cash flows from investing activities:
Payments for property, plant, and equipment	(207,106)	(141,600)
Business acquisitions, net of cash acquired	--	(198,860)
Proceeds from sale of other assets	1,277	418
Net cash used in investing activities	(205,829)	(340,042)

Cash flows from financing activities:
Cash dividends paid	(21,263)	(21,866)
Proceeds from sales of treasury stock	9,772	8,370
Payments for repurchases of common stock	(141,488)	(45,754)
Excess tax benefits from stock compensation	3,751	5,154
Proceeds from the issuance of long-term debt	250,000	200,000
Payments of long-term debt	(300,000)	(41,875)
Borrowings on revolving lines of credit and short-term borrowings	431,071	179,072
Payments on revolving lines of credit and short-term borrowings	(221,069)	(179,484)
Proceeds from cash flow hedge	--	507
Payment of debt financing costs	(1,297)	(1,651)
Net cash provided by financing activities	9,477	102,473
Effect of exchange rate changes on cash and cash equivalents	(5,000)	1,704
Net change in cash and cash equivalents	66,731	(13,273)
Cash and cash equivalents at beginning of period	48,556	61,829
Cash and cash equivalents at end of period	$ 115,287	$ 48,556

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2014	2013	2014	2013
Net sales:
Aerospace	$ 318,209	$ 307,377	$ 1,084,025	$ 1,061,477
Energy	247,238	250,988	917,215	874,499
Total consolidated net sales	$ 565,447	$ 558,365	$ 2,001,240	$ 1,935,976
Segment earnings**:
Aerospace	$ 57,005	$ 54,382	$ 159,200	$ 166,122
As a percent of segment sales	17.9%	17.7%	14.7%	15.7%
Energy	35,116	38,367	134,278	98,940
As a percent of segment sales	14.2%	15.3%	14.6%	11.3%
Total segment earnings	92,121	92,749	293,478	265,062
Nonsegment expenses	(12,542)	(11,109)	(43,701)	(39,061)
EBIT	79,579	81,640	249,777	226,001
Interest expense, net	(4,503)	(6,439)	(22,533)	(26,430)
Consolidated earnings before income taxes	$ 75,076	$ 75,201	$ 227,244	$ 199,571

Payments for property, plant and equipment	$ 102,576	$ 63,085	$ 207,106	$ 141,600
Depreciation expense	11,590	8,283	43,773	37,254
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2014	2013	2014	2013
Net earnings	$ 51,662	$ 52,465	$ 165,844	$ 145,942
Income taxes	23,414	22,736	61,400	53,629
Interest expense	4,585	6,507	22,804	26,703
Interest income	(82)	(68)	(271)	(273)
EBIT	79,579	81,640	249,777	226,001
Amortization of intangible assets	8,082	9,730	33,580	36,979
Depreciation expense	11,590	8,283	43,773	37,254
EBITDA	$ 99,251	$ 99,653	$ 327,130	$ 300,234

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2014	2013	2014	2013

Net cash provided by operating activities	$ 84,193	$ 89,575	$ 268,083	$ 222,592
Payments for property, plant, and equipment	(102,576)	(63,085)	(207,106)	(141,600)
Free cash flow	$ (18,383)	$ 26,490	$ 60,977	$ 80,992
CONTACT: Don Guzzardo
         Director, Investor Relations & Treasury
         970-498-3580
         Don.Guzzardo@Woodward.com